Exhibit 10.6

ADVISORY AND CONSULTING AGREEMENT

This Advisory and Consulting Agreement (“Agreement”) dated August 4, 2015 and effective June 30, 2015 (the “Effective Date”) by and between Relmada Therapeutics, Inc., a Nevada corporation with a business address at 757 Third Avenue, 14 Floor, New York, NY 10017, U.S.A. (“Relmada” or the “Company”), and Sandesh Seth (“Consultant”).

WHEREAS, Consultant is currently the Chairman of the Board of the Company and has substantial experience in, among other matters, business development, corporate planning, corporate finance, strategic planning, investor relations and public relations, and an expensive network of connections spanning the biopharmaceutical industry, accounting, legal and corporate communications professions;

WHEREAS, Relmada desires that Consultant provide advisory and consulting services to assist Relmada with strategic advisory services, assist in prioritizing product development programs per strategic objectives, assist in recruiting of key personnel and directors, corporate planning, business development activities, corporate finance advice, and assist in investor and public relations services (collectively referred to as the “Services”); and

WHEREAS, Consultant has the requisite knowledge and experience to provide the Services;

NOW, THEREFORE, Relmada and Consultant agree as follows:

1.	Activities. The Services shall be conducted according to the scope set forth herein.

2.	Project Materials and Consultant Services.

2.1	Relmada will from time to time provide Consultant with access to product information and documents, as well as reports and experimental data and other information, so as to enable Consultant to provide the Services.

2.2	Consultant agrees to communicate to Relmada, its designees, successors, legal representatives or assigns, any facts or other information known to Consultant relating to the Services.

3.	Reasonable Efforts. Consultant agrees to use all reasonable efforts to provide the Services required under this Agreement within a reasonable time period. Consultant shall perform the Services conscientiously and in a professional manner, and devote his best efforts and abilities thereto. Consultant shall observe all policies and procedures of the Company, and such other directives as may be promulgated from time to time by the Company’s officers or board of directors.

4.	Compliance with Laws. The Services will be provided in accordance with, and Consultant will comply with, all federal, state, and local laws and regulations applicable to the Services.

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5.	Payments and Expenses

5.1.	Service Fee. In consideration of the Services to be performed under this Agreement, Relmada shall provide compensation to Consultant for his activities hereunder in the amount of Twelve Thousand five Hundred Dollars ($12,500) per month (“Service Fee”). The Service Fee shall be payable on the first business day of each month during the term of the Agreement

5.2.	Expenses. In addition to the Service Fees referenced in paragraph 5.1 above, Relmada will reimburse Consultant for reasonable and customary travel, lodging and out-of-pocket expenses incurred in connection with the performance of the Services.

6.	Independent Contractor. Consultant's relationship to Relmada under this Agreement shall be that of an independent contractor and not an agent, joint venturer, or partner of Relmada. Consultant will be responsible for all applicable federal, state and local withholding taxes and unemployment taxes, as well as social security, state disability insurance, workers’ compensation and all other payroll charges payable to, or on behalf of, Consultant.

7.	Effective Date and Term. The initial term of this Agreement shall begin on the Effective Date and shall continue for twelve (12) months thereafter (the “Initial Term”) unless earlier terminated pursuant to this Section 6. At the expiration of the Initial Term, the term of this Agreement shall automatically renew for successive thirty (30) day periods (the Initial Term and all such renewal periods, the “Term”) unless written notice of non-renewal is provided by one party to the other at least thirty (30) days prior to the applicable renewal date.

9.	Termination. Either party (Relmada or Consultant) may terminate this Agreement upon 90 days written notice to the other party. Paragraphs 10, 11, 12, 13 and 16 of this Agreement shall survive any termination of this Agreement.

10.	Data and Reporting. All written materials, comments, critiques, conclusions, data, analyses, models, graphs, equations, statistical methodologies and other relevant information generated or utilized by Consultant during and pursuant to performing the Services will be promptly and fully disclosed to Relmada, and shall be freely usable in all respects by Relmada consistent with good business judgment and in Relmada’s sole discretion. Subject to the provisions of Paragraph 11 below, Consultant shall be free to maintain a single archival copy of all materials generated by Consultant and related to the Services.

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11.	Confidential Information.

11.1.	"Confidential Information" means all information provided by or on behalf of Relmada to Consultant or generated by Consultant during and pursuant to performing the Services hereunder, whether in written or oral form.

11.2.	Consultant shall use the Confidential Information solely for the purpose of performing the Services pursuant to this Agreement. Consultant shall keep all Confidential Information in confidence, and shall not disclose the Confidential Information to anyone. Consultant shall not disclose any Confidential Information (including through lecture, presentation, manuscript, abstract, poster or any other publication) without prior written authorization from Relmada. This provision shall remain in effect for five (5) years following the termination of this Agreement.

11.3.	Specifically excepted from the definition of Confidential Information is all information that:

a)	is already known by Consultant at the time of disclosure by Relmada as demonstrated by prior written records, and that is not the subject of a separate confidentiality agreement between Relmada and Consultant; or

b)	is already available or becomes available in print or other tangible form to the public through no fault of the Consultant;

c)	is received by the Consultant from a third party who has the right to disclose it, and who did not receive it, directly or indirectly, from Relmada; or

d)	is independently developed by Consultant without use of, reference to or reliance on in any manner whatsoever the Confidential Information or any information that is the subject of a separate confidentiality agreement between Relmada and Consultant.

11.4.	Consultant agrees not to make copies of any Relmada disclosures or other Confidential Information other than those copies required by Consultant to perform the Services pursuant to this Agreement. Upon Relmada’s request, Consultant shall return to Relmada all such information, including any copies thereof.

11.5.	In the event that any Confidential Information is required to be disclosed pursuant to any judicial or government request, requirement or order, Consultant shall take reasonable steps to provide Relmada with sufficient prior notice in order to allow Relmada to contest such request, requirement or order. In such event, Consultant will cooperate reasonably with Relmada, at Relmada’s expense, in seeking confidential treatment of such requested or compelled disclosure.

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12.	Indemnification and Insurance. Relmada agrees to indemnify, hold harmless and defend Consultant against any and all claims, suits, losses, damages, costs, fees, and expenses asserted by the Company (including its officers, directors, employees, subsidiaries, affiliates and shareholders), third parties, both government and non-government, resulting from or arising out of this Agreement. Relmada shall maintain in force at its sole cost and expense insurance of a type and in an amount reasonably sufficient to protect against liability hereunder. Consultant shall have the right to request the appropriate certificates of insurance from Relmada for the purpose of ascertaining the sufficiency of such coverage.

13.	Notice. Any notice or other communication required or permitted under this Agreement shall be in writing and will be deemed given as of the date it is received by the receiving party. Notice shall be given to the parties at the addresses listed below:

As to Consultant:	Sandesh Seth
244 Fifth Avenue
2nd Floor, Suite 5217
New York, NY 10001

As to Relmada:	Relmada Therapeutics, Inc.
757 Third Avenue, Suite 2018
New York, NY 10017
Attn: Sergio Traversa, CEO

14.	Modification. Any alteration, modification, or amendment to this Agreement must be in writing and signed by both parties.

15.	Assignment. Neither party may not assign any of its rights or obligations under this Agreement without the prior written consent of the other party.

16.	Applicable Law. This Agreement will in all respects be governed by, and interpreted, construed and enforced in accordance with, the laws of the State of New York. The parties further agree that any action or proceeding arising out of or in connection with this Agreement will be venued in a federal or state court of appropriate venue and subject matter jurisdiction located in the borough of Manhattan, State of New York. Each party hereto irrevocably consents to the personal jurisdiction of the courts in the State of New York.

17.	Waiver. No waiver of any term, provision or condition of this Agreement, whether by conduct or otherwise in any one or more instances, shall be deemed to be, or be construed as, a further or continuing waiver of any such term, provision, or condition, or of any other term, provision or condition of this Agreement.

18.	Entire Agreement. This Agreement, together with all Exhibits, constitutes the entire agreement between the parties with respect to the subject matter contained herein. This Agreement supersedes all prior understandings and agreements between the parties with respect to the subject matter contained herein. This Agreement and the rights and obligations set forth herein may not be modified, amended or waived, whether in whole or in part, except by a writing signed by both parties.

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WHEREFORE, the parties hereto place their hands and seals:

Sandesh Seth	RELMADA THERAPEUTICS, INC.

/s/ Sandesh Seth	By:	/s/ Douglas Beck
Douglas Beck
Chief Financial Officer

Date Executed: August 4, 2015	Date Executed: August 4, 2015

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